Testing the Waters Materials Related to Series #FAREWELL

From the Rally App:

#FAREWELL

HEMINGWAY: A FAREWELL TO ARMS (SIGNED, 1ST ED.)

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $18,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

#FAREWELL | $18K

COMPARABLE ASSET VALUE

ASSET VALUE	TRANSACTIONS
+133233.3%	38

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source/ Sale Venue
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	12/11/1941	$15.00	Parke Bernet
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	1/31/1963	$140.00	Parke Bernet
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	1/31/1966	$210.00	Parke Bernet
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	1/31/1972	$300.00	Sotheby's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	2/20/1973	$375.00	Sotheby's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	5/21/1974	$275.00	Sotheby's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	10/12/1974	$375.00	Sotheby's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	11/15/1974	$500.00	Sotheby's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	12/15/1974	$650.00	Sotheby's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	3/10/1977	$325.00	Swann Galleries
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	11/25/1978	$850.00	Sotheby's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	11/29/1979	$900.00	Sotheby's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	4/9/1980	$950.00	Sotheby's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	11/20/1981	$900.00	Christie's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	1/31/1988	$3,740.00	Swann Galleries

A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	11/28/1988	$1,980.00	Swann Galleries
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	12/14/1992	$4,710.00	Sotheby's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	4/20/1994	$3,680.00	Christie's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	5/17/1996	$4,600.00	Christie's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	12/5/1996	$5,175.00	Christie's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	1/31/1998	$5,980.00	Swann Galleries
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	5/24/2002	$8,365.50	AVG. OF 2 SALES
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	1/31/2004	$8,963.00	Christie's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	12/16/2004	$11,651.50	AVG. OF 2 SALES
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	12/13/2007	$7,131.95	Sotheby's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	11/1/2010	$9,375.00	Doyle
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	10/20/2011	$11,250.00	Sotheby's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	4/20/2012	$8,750.00	Sotheby's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	12/6/2012	$10,000.00	Christie's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	1/31/2015	$8,125.00	Swann Galleries
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	4/8/2015	$10,000.00	Heritage
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	12/13/2016	$7,500.00	Christie's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	3/8/2017	$10,625.00	Heritage
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	2/15/2018	$8,125.00	Sotheby's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	12/17/2018	$10,625.00	Sotheby's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	12/18/2019	$10,000.00	Sotheby's
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	9/30/2020	$10,312.00	Doyle
A Farewell to Arms by Ernest Hemingway (Signed Limited Edition)	9/17/2021	$20,000.00	Christie's

COMING SOON

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DESCRIPTION OF SERIES 1929 A FAREWELL TO ARMS

Investment Overview

•Upon completion of the Series #FAREWELL Offering, Series #FAREWELL will purchase a 1929 1st Edition copy of A Farewell To Arms by Ernest Hemingway for Series #FAREWELL (The “Series 1929 A Farewell To Arms” or the “Underlying Asset” with respect to Series #FAREWELL, as applicable), the specifications of which are set forth below.

•Ernest Hemingway is a Nobel Prize-winning author considered to be one of the greatest American writers in history,

•A Farewell to Arms is a novel by Ernest Hemingway that depicts the feelings of disillusionment experienced by the “Lost Generation” of authors who came of age in the period following World War I.

•The Underlying Asset is a 1929 1st Edition Copy of A Farewell To Arms by Ernest Hemingway.

Asset Description

Overview & Authentication

•Ernest Hemingway was born on July 21, 1899, in Illinois.

•Hemingway graduated high school in 1917 and moved to Kansas City where he worked as a reporter.

•Hemingway worked as an ambulance driver for the American Red Cross during World War I.

•While serving on the Austro-Italian front, Hemingway was injured and hospitalized in Milan.

•Hemingway later worked as foreign correspondent for the Toronto Star in France, where he would publish a collection of stories called “In Our Time” in 1924. The book was published in New York a year later.

•Hemingway found success with his novel “The Sun Also Rises” in 1926.

•In 1929, Hemingway published “A Farewell to Arms.” The semi-autobiographical novel draws on Hemingway’s experience during the war to depict “the existential disillusionment of the ‘Lost Generation’.”

•According to the New York Times: In an interview in The Paris Review in 1958 Ernest Hemingway made an admission that has inspired frustrated novelists ever since: The final words of “A Farewell to Arms,” his wartime masterpiece, were rewritten ‘39 times before I was satisfied.’

•According to the National Endowment for the Arts: “Ernest Hemingway is the notorious tough guy of modern American letters, but it would be hard to find a more tender and rapturous love story than A Farewell to Arms. It would also be hard to find a more harrowing American novel about World War I. Hemingway masterfully interweaves these dual narratives of love and war, joy and terror, and—ultimately—liberation and death. It will surprise no one that a book so vivid and deeply felt originated in the author's own life. Hemingway served as an ambulance driver for the Italian army in World War I. Severely wounded, he recuperated in a Red Cross hospital in Milan where he fell in love with one of his nurses. This relationship proved the model for Frederic and Catherine's tragic romance in A Farewell to Arms.”

•The National Endowment for the Arts also goes on to write: “The final chapter is one of the most famous, and heartbreaking, conclusions in modern literature.”

•Hemingway was awarded the Nobel Prize of Literature in 1954.

•Hemingway died on July 2, 1961, in Ketchum, Idaho.

•Farewell to Arms was banned in Italy from 1929 until 1948 by the Italian Government.  The book’s discussion of the Italian Army’s humiliating defeat at the Battle of Caporetto and general anti-military, anti-fascist content was noted by Italian censors. Italian writer Fernanda Pivano was arrested in 1943 for translating the novel.

•Modern Library ranks A Farewell to Arms as one of the top 100 best novels ever written.

•A Farewell to Arms is ranked No. 20 on the American Library Association’s banned book list.

•The Ideal Library lists A Farewell to Arms as 8th best novel of all time.  The Ideal Library is a collective of 100 prominent writers and cultural figures polled for their choice of an “ideal library”.

•The Underlying Asset is accompanied by a signed letter of authenticity from Darren Sutherland, a New York-based rare book specialist.

Notable Features

•The Underlying Asset is a 1929 1st Edition Copy of A Farewell To Arms by Ernest Hemingway.

•The Underlying Asset is 1 of 510 Signed Limited Edition copies of A Farewell to Arms printed on large paper and signed by Hemingway. This edition of A Farewell to Arms is “the only signed limited issue of Hemingway’s works” according to Edgar Grissom.

Notable Defects

•The Underlying Asset exhibits wear consistent with its condition designation of ‘Fine’.

Details

Series 1929 A Farewell To Arms
Title	A Farewell to Arms
Author	Ernest Hemingway
Publisher	Charles Scribner’s Sons
Publication Date	1929
Edition	First Printing, Signed Limited Edition
Rarity	1 of 510 (Signed Limited Edition)
Condition	Fine

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1929 A Farewell To Arms going forward.